Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-54479 and No. 333-101903 on Form S-8 of our report dated March 14, 2005, (which includes an explanatory paragraph regarding the ability of MAXXAM Inc. and subsidiaries to realize their timber related assets and discharge their timber related liabilities in the normal course of business and to continue as a going concern) relating to the financial statements and financial statement schedules of MAXXAM Inc, and our report dated March 14, 2005, relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of MAXXAM Inc. for the year ended December 31, 2004.

March 14, 2005
Houston, Texas